Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into this June 5, 2020, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Rory Read (the “Executive”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.    Employment and Duties.
(a)    General. Commencing on July 1, 2020 (the “Effective Date”), the Executive shall serve as Chief Executive Officer and President of the Company, reporting directly to the Board of Directors of the Company (the “Board”). The Executive shall be appointed to the Board effective with, and subject to, his commencement of service as Chief Executive Officer and President of the Company as of the Effective Date. Thereafter, during the Executive’s term of employment, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Commencing on the Effective Date, (i) Executive shall have the duties, responsibilities, and authority customarily held by the chief executive officer and president of a corporation the equity securities of which are publicly traded, (ii) all employees of the Company shall report to the Executive or one of his designees, and (iii) Executive shall perform such other duties as the Board may reasonably require from time to time as long as they are consistent with the types of duties and responsibilities associated with the position of Chief Executive Officer and President (the “Other Duties”). The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.
(b)    Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the Board, and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies (including, without limitation, the Company’s Code of Conduct and Corporate Governance Principles) as may be in effect from time to time, the Executive may (i) serve on corporate boards, with the prior consent of the Board, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage his personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, (i) conflict materially with the performance of the Executive’s duties under this Agreement, (ii) conflict with the Executive’s fiduciary duties to the Company, or (iii) result in a breach of the restrictive covenants to which Executive is bound.

(c)    Former Employers and Other Agreements. The Executive represents and warrants that he is not subject to any restrictions by a former employer or under any other agreement that would prevent him from accepting the position of Chief Executive Officer and President of the Company or performing his duties under this Agreement without limitation.
2.    Employment “At-Will”. The Executive’s employment shall commence effective as of the Effective Date and shall continue through July 1, 2023 unless earlier terminated pursuant to the terms of this Agreement (the “Term”). Continuation of the Executive’s employment with the Company throughout the Term shall be deemed an employment “at will” and the Executive’s employment may be terminated “at will” by either Executive or the Company.
3.    Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)    Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of not less than Eight Hundred Fifty Thousand Dollars ($850,000), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased (without the Executive’s prior written consent) below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Base Salary.”
(b)    Initial Equity Awards and Future Equity Grant Opportunities.
(i)    Sign-On RSU Grant. As soon as practicable following the Effective Date (the “Grant Date”), the Executive shall be granted a one-time restricted stock unit (RSU) award with respect to One Million (1,000,000) shares of the Company’s common stock (the number of shares in each case being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Sign-On RSUs”). The Sign-On RSUs shall be granted pursuant to the terms and conditions of the Vonage Holdings Corp. Amended and Restated 2015 Equity Incentive Plan (as amended or restated from time to time the “2015 Incentive Plan”) and the Executive’s individual Sign-On RSU agreement, in the form attached hereto as Exhibit A (the “Sign-On RSU Agreement”).
(ii)    Annual Equity Grants in Respect of 2020 and 2021.
(A)    Annual RSU Grants in Respect of 2020 and 2021. On the Grant Date, the Executive shall be granted a restricted stock unit award in respect of the 2020 and 2021 annual grant cycles of the Company with respect to Five Hundred Twenty Thousand (520,000) shares of the Company’s common stock (the number of shares in each case being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Annual RSUs”). The Annual RSUs shall be granted pursuant to the terms and conditions of the 2015 Incentive Plan and the Executive’s individual Annual RSU agreement, in the form attached hereto as Exhibit B (the “Annual RSU Agreement”).
(B)    Annual PSU Grants in Respect of 2020 and 2021. On the Grant Date, the Executive shall be granted a performance-based restricted stock unit (PSU) award in respect of the 2020 and 2021 annual grant cycles of the Company, with a target amount of Seven Hundred Eighty Thousand (780,000) shares of the Company’s common stock (the number of shares in each case being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the grant date of such PSU award) (the “Annual PSUs” and together with the Annual RSUs and the Sign-On RSUs, the “Initial Awards”). The Annual PSUs shall be granted pursuant to the terms and conditions of the 2015 Incentive Plan and an individual Annual PSU agreement, in the form attached hereto as Exhibit C (the “PSU Agreement”).
(iii)    Future Equity Grant Opportunities. Beginning in calendar year 2022, the Executive shall be considered for future equity incentive award grants (including, without limitation, restricted stock units and PSUs) under the equity incentive plan of the Company then in effect based on individual and Company performance (and established in conjunction with the Company’s regular equity review cycle) consistent with other senior executives of the Company. For the avoidance of doubt, however, Executive acknowledges that all determinations about equity incentive award grants shall be in the Board’s sole discretion and any such determination shall not constitute Good Reason. All equity incentive awards, other than the Initial Awards, will be granted pursuant to the Company’s standard forms of award agreement for senior executives of the Company.
(c)    Sign-On Cash Bonus. Within fifteen (15) days following the Effective Date, the Company shall pay the Executive a cash bonus equal to Three Million Dollars ($3,000,000), subject to all applicable withholding taxes. In the event the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from the Company without Good Reason (each as defined below), in either case, within two years following the Effective Date, the Executive shall repay to the Company the pre-tax amount of such bonus on a prorated basis, based on the number of days remaining in the two year period following the Effective Date. For the avoidance of doubt, the foregoing sentence shall not apply in the event the Executive’s employment is terminated by reason of the Executive’s death or Disability.
(d)    Annual Cash Bonus. Commencing in calendar year 2020, the Executive shall be eligible to receive an annual, discretionary cash bonus (the “Annual Bonus”) with a Target Bonus Opportunity (“TBO”) of one hundred twenty five percent (125%) of the Executive’s then current Base Salary for the applicable year. Annual Bonus payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. The Company performance targets applicable to the Executive’s Annual Bonus shall be in accordance with the Company’s annual bonus program as applicable to senior executives of the Company, as in effect from time to time (the “Bonus Program”). Annual Bonus payouts, if any, are generally paid in February or March of the calendar year following the calendar year in which such payout is earned, subject to the Executive’s continued employment on such payment date, except as otherwise provided in Section 4. Notwithstanding anything to the contrary herein, the Executive shall be entitled to an Annual Bonus in respect of calendar year 2020 that is at least equal to one hundred twenty five percent (125%) of his Base Salary, without proration from the Effective Date.
(e)    Employee Benefit Plans.
(i)    The Executive shall be entitled to an annual medical exam administered by the Duke executive health program or such other executive health program as may be mutually agreed by the Company and the Executive.
(ii)    The Executive shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than that made available to other senior executives of the Company. The Executive shall be eligible to participate in the Vonage medical and dental plans and the 401(k) Retirement Plan commencing on the first day of the month following the Effective Date.
(iii)    To the extent there is any waiting period for Executive’s coverage under the Company’s medical and dental plans, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses actually incurred or paid by the Executive for the continuation of the Executive’s current medical and dental benefits for the Executive and his spouse and dependents during such waiting period.
(f)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
(g)    Vacation. The Executive may take paid time off in accordance with the Company’s discretionary vacation policy in effect from time to time.
(h)    Housing and Relocation Benefits. Until such time as the Executive relocates near the Company’s principal office, while the Executive is employed with the Company and for a period not to exceed the first year of Executive’s employment with the Company, the Company shall pay, or reimburse the Executive for, the cost of reasonable housing (i.e., furnished housing, including utilities) for the Executive located near the Company’s principal office to be paid, if reimbursed, to the Executive monthly in arrears subject to the submission of reasonable documentation, in an amount not to exceed $5,000 per month (prorated for partial months). The Executive shall also be entitled to any additional relocation benefits in accordance with the Company’s relocation policy. The payment or reimbursement of all expenses under this Section 3(h) shall be subject to Section 4(e)(iii) of this Agreement.
(i)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of the Executive’s employment arrangements, up to a maximum of $30,000.

(j)    Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be generally available to other senior executives of the Company.
4.    Termination of Employment.
(a)    Termination for Cause; Resignation without Good Reason.
(i)    If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement, any accrued but unused vacation, and any other amounts or benefits required to be paid under this Agreement, or pursuant to applicable benefit plans and programs, the rights to which have accrued through the date of termination or resignation, including but not limited to those under Sections 3(f), 3(g), 3(i), and 3(j) hereof (in each case only to the extent earned or accrued on or prior to such date of termination or resignation, or provided by law or under the then-applicable terms of any plan, program, policy, or arrangement of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the material duties reasonably required of him hereunder after written notice had been provided to Executive of such failure or refusal; (C) the Executive’s indictment for, conviction of, or plea of nolo contendere to, any felony or other indictable criminal offence, (D) an action by the Executive involving fraud or moral turpitude or that otherwise materially impairs or impedes the operations or reputation of the Company or any of its subsidiaries or affiliates (the “Company Group”); (E) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group, or his duties; (F) the Executive’s breach of either a material written policy or code of conduct of the Company Group that is applicable to the Executive, including, without limitation, the Company’s sexual harassment policy, and, to the extent the Executive is aware of such rules or has been informed thereof, the relevant rules of any governmental or regulatory body applicable to the Company Group; provided, that any such notification with respect to the rules of any governmental or regulatory body outside the United States shall be in writing; or (G) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (F) or (G) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice.
(iii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment (including, for the avoidance of doubt, to pay out equity incentive awards in accordance with their terms); (B) a diminution in the Executive’s Base Salary or TBO; (C) (1) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement, or assignment of duties or responsibilities to the Executive that are materially inconsistent with the Executive’s position as Chief Executive Officer and President, including, without limitation, ceasing to be the Chief Executive Officer of the Company (or its ultimate publicly-traded parent following a Change of Control (as defined in the 2015 Incentive Plan)) or, (2) the failure to nominate the Executive for election to serve on the Board or removal of Executive from the Board other than (a) for Cause or (b) pursuant to the Company’s Director Resignation Policy; (D) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Holmdel, New Jersey area; or (E) a material breach by the Company of its obligations under this Agreement or the Indemnification Agreement; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company within sixty (60) days of the Executive’s becoming aware of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason as provided in Section 4(f)(ii) below, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice. If such grounds for termination for Good Reason are not cured during such thirty (30) day period, the Executive’s termination for Good Reason shall be effective as of the day immediately following the end of such thirty (30) day period.
(b)    Termination without Cause; Resignation for Good Reason.
(i)    If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Company shall pay the Executive, subject to Section 4(e) below: (A) severance pay equal to twelve (12) months of the Executive’s then-current Base Salary and an amount equal to the Executive’s annual full unprorated TBO (based upon the Executive’s then-current Base Salary) payable by the Company in installments during its regular payroll cycle over the twelve (12) month period following the termination of the Executive’s employment, provided that the first payment shall be made on the sixtieth (60th) day after the termination of the Executive’s employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto, (B) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses relating to the year of termination are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (C) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable as soon as practicable following the date of the termination or resignation of the Executive’s employment but no later than the sixtieth (60th) day after such termination or resignation, (D) the Other Accrued Compensation and Benefits, payable as soon as practicable following the date of the termination or resignation of the Executive’s employment but no later than the sixtieth (60th) day after such termination or resignation, and (E) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconstruction Act of 1985, as amended (“COBRA”), commencing upon the termination of the Executive’s employment, the Company shall continue to provide group medical, dental and vision continuation coverage for the Executive and his eligible dependents under COBRA at the same cost to the Executive as other senior executives of the Company until the earlier of (i) the end of the period during which the Executive or his dependents are eligible for COBRA coverage and (ii) the date on which the Executive is eligible for group health coverage from another employer of him (in which event the Executive shall promptly notify the Company in writing). Except as otherwise provided in this Agreement, the Executive shall have no further rights to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    If, following a termination of employment without Cause or a resignation for Good Reason, the Executive materially breaches a provision of Section 5, Section 6 or Section 7 hereof, the Non-Compete Agreement, or paragraphs 2 through 6 of the Employment Covenants Agreement, the Executive shall not be eligible, as of the date of such material breach, for any further payments and benefits described in Sections 4(b)(i)(A), (B), (C), or (E) and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease; provided, however, that, prior to ceasing payments and benefits pursuant to this Section 4(b)(ii), the Company shall first give the Executive at least fifteen days’ prior written notice of its intention to terminate his payments and benefits and the grounds for such action and, solely with respect to a breach of paragraph 4 (Return of Company Property/Materials) of the Employment Covenants Agreement, such grounds have not been corrected by the Executive within fifteen days following his receipt of such notice.
(c)    Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable), subject to Section 4(e) below, (i) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (ii) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable on the sixtieth (60th) day after the termination or resignation of the Executive’s employment, and (iii) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one (1) year period and has qualified to receive long-term Disability payments under the Company’s long-term Disability policy. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a Disability termination and such termination shall be deemed to be for “Disability”.
(d)    Release and Waiver. The Company shall not be required to make the payments and provide the benefits provided for under Sections 4(b)(i)(A), (B), (C) or (E) or, in the case of a Disability termination, Sections 4(c)(i) or (ii), unless the Executive (or, if applicable in the case of a Disability termination, the person having legal power of attorney over his affairs) executes and delivers to the Company a General Release in the form attached hereto as Exhibit D, which may be updated and revised by the Company to comply with, or reflect changes in, applicable law to achieve its intent, (the “Release”), and such Release has become effective and irrevocable in its entirety within sixty (60) days of the Executive’s termination of employment.
(e)    Payments Subject to Section 409A.
(i)    The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(iii)    All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)    If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Each such payment shall be deemed exempt from Section 409A to the greatest extent possible under the short-term deferral exemption of Treasury Regulation §1.409A-1(b)(4) and the separation pay exemption of Treasury Regulation §1.409A-1(b)(9)(iii). Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement.
(i)    By Company. In the event of a termination by the Company for Cause, the Notice of Termination shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) indicate the date on which such termination is effective (subject to applicable correction periods). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
(ii)    By Executive. In the event of a resignation by the Executive for Good Reason, the Notice of Termination shall (A) indicate the specific clause or clauses under the definition of Good Reason herein upon which the Executive is relying, and (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such clause or clauses. In the event of a resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice; provided, that the Company may, in its sole discretion, elect to cause such termination to be effective at any time during such notice period and such resignation by the Executive without Good Reason shall be effective on such date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination.
(g)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by any members of the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
(h)    No Duty to Mitigate. Executive will not be required to mitigate the amount of the severance payments and benefits that he is entitled to receive pursuant to this Agreement, nor will any payments or benefits that Executive may receive from any other source reduce or offset any such severance payments or benefits, except as provided in Section 4(b)(i).
5.    Confidentiality.
(a)    Confidential Information. The Executive has entered into and is subject to the Company’s Employment Covenants Agreement substantially in the form attached hereto as Exhibit E (the “Employment Covenants Agreement”).
(b)    Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employment Covenants Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, the Executive shall maintain ownership and use of his rolodex and other address books (and electronic equivalents), and copies of documents relating to his personal entitlements and obligations.
6.    Noncompetition. The Executive has entered into and is subject to the Company’s Non-Compete Agreement substantially in the form attached hereto as Exhibit F.
7.    Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Effective Date and ending twelve (12) months following the termination of Executive’s employment with the Company (the “Restricted Period”), other than in the good faith performance of his duties to the Company as Chief Executive Officer and President of the Company, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent twelve (12) month period, an employee, officer, representative or agent of any member of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with any such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent twelve (12) month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six (6) months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
8.    Certain Remedies; Disclosure of Restrictive Covenants.
(a)    Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 12 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, 7, or 10 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7, or 10 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)    Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 12 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 6 and 7 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein).
(c)    Disclosure of Restrictive Covenants. During the Restricted Period, in connection with the Executive’s seeking of future employment, prior to accepting an offer of employment, the Executive shall provide a prospective employer (in confidence) with a copy of the restrictive covenants set forth in Sections 6 and 7 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein).
9.    Defense of Claims. The Executive agrees that, during the Term, and for a period of six (6) months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with any member of the Company Group in the defense of any claims or actions that are made and/or may be made by or against any member of the Company Group, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.
10.    Nondisparagement. The Executive agrees during the Term hereof and thereafter not to make, directly or indirectly, any derogatory, negative or disparaging statement about any member of the Company Group, or any current or former officers, directors, or employees thereof and the Company agrees that, during such period, it shall direct its Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, its senior human resources officer and its senior public relations officer (the “Company Representatives”), other than in the good faith performance of their duties or as legally or fiduciarilly required in their good faith judgment, not to disparage or encourage or induce others to disparage the Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict the Executive or the Company Representatives from truthfully and in good faith: (i) disclosing that the Executive is no longer employed by the Company; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) making statements in the good faith performance of his or their duties to the Company. Nothing in this Section 10 shall interfere with Executive’s ability to make the Permitted Disclosures as defined in the Employment Covenants Agreement.
11.    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
12.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or in bad faith.
13.    Nonassignability; Binding Agreement.
(a)    By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive; provided, however, that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(b)    By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets or another Change of Control. In the event of a corporate reorganization of the Company in which the Company is not the surviving corporation, the surviving entity shall assume and acknowledge the assumption of this Agreement by the surviving entity.
(c)    Binding Effect. Effective as of the Effective Date, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
14.    Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
15.    Certain Payments.
(a)    Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all Federal, state, and local income, employment and excise taxes applicable to such amount. If a reduction in the Parachute Payments is required hereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A.
(b)    Determinations. An initial determination as to whether (i) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to subsection (a) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax potentially payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
16.    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.
18.    Survival of Certain Provisions. The rights and obligations set forth in Sections 3(b), and Sections 4 through 13, and 15 hereof shall survive any termination or expiration of this Agreement. All such provisions referenced therein shall be deemed to include their correlative provisions, defined terms, cross references and other provisions of this Agreement to the extent necessary for the appropriate meaning, implementation and context of such provisions. The Indemnification Agreement and the Executive’s rights in respect thereof shall survive in accordance with the terms and conditions of the Indemnification Agreement.
19.    Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employment Covenants Agreement, (ii) Non-Compete Agreement, (iii) 2015 Incentive Plan, (iv) Sign-On RSU Agreement, (v) Annual RSU Agreement, (vi) Annual PSU Agreement, and (vii) the Indemnification Agreement, attached hereto as Exhibit G (the “Indemnification Agreement”), each as amended from time to time in accordance with the provisions of this Agreement, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Notwithstanding anything to the contrary herein, the covenants set forth in Sections 5 through 10 of this Agreement (as well as under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) shall be separate rights and obligations in addition to any other restrictive covenants to which the Executive may be bound pursuant to the terms of any other agreement between the parties hereto, and in the event that the restrictive covenants in one or more agreements cover substantially the same subject matter as the Employment Agreement and conflict with the terms of the Employment Agreement, the parties hereto agree and acknowledge that the covenant set forth in the Employment Agreement shall apply.
20.    Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, “pdf”) shall be effective for all purposes.
21.    Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
22.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer
To the Executive:
at the last address on record with the Company;
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the recipient of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.
23.    Indemnification; Directors and Officers Insurance. Executive shall be entitled to the benefits set forth in the Indemnification Agreement attached hereto as Exhibit G, in accordance with the terms and conditions thereof. The Executive also shall be entitled to coverage under the Company’s directors and officers’ insurance policy to the extent applicable.
24.    Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement (including, without limitation,

under the Employment Covenants Agreement or Non-Compete Agreement contemplated herein) shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.
By: /s/ Randy K. Rutherford
Name: Randy K. Rutherford Title: Chief Legal Officer and Corporate Secretary

ACCEPTED AND AGREED:
/s/ Rory Read
Rory Read Date: June 5, 2020